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                                                            Exhibit 99.26(d)(9)

EXCHANGE OF INSUREDS AGREEMENT

This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides for the exchange of coverage on this policy for coverage on the life of a new insured whom you designate, subject to the following conditions:

     (1)  this policy and agreement must be in force;

     (2)  you must have an insurable interest in the life of the new insured;

     (3) we must receive an application for the exchange signed by you and the new insured;

     (4) you must provide evidence of insurability on the new insured which is satisfactory to us.

WHEN WILL THE COVERAGE BECOME EFFECTIVE?

Coverage on the new insured will become effective on the date of the exchange only if the insured under this policy is then living. The coverage on the original insured will terminate at the end of the day prior to the date of the exchange.

IS EVIDENCE OF INSURABILITY REQUIRED?

Yes. The exchange of insureds is subject to evidence of insurability on the new insured which is satisfactory to us.

WHAT WILL BE THE FACE AMOUNT OF THE COVERAGE?

The face amount on the new insured will be the face amount of this policy on the date of exchange.

WHAT WILL BE THE POLICY DATE FOR THE COVERAGE?

The policy date for the coverage on the new insured will be the same as the policy date of this policy.

WHAT IF THIS POLICY HAS AN OUTSTANDING POLICY LOAN OR AN ASSIGNMENT?

The coverage will be subject to any outstanding policy loan and any assignment in effect on the date of the exchange.

WHO WILL BE THE BENEFICIARY?

The coverage on the new insured will have the same beneficiary as this policy, unless you request another beneficiary. If you have designated an irrevocable beneficiary on this policy, the written consent of that beneficiary will be required for any exchange of insureds and for any beneficiary change.

CAN ADDITIONAL AGREEMENTS BE ADDED TO THIS POLICY?

Additional agreements may be attached to this policy, but only with our consent.

WHAT IS THE COST FOR THIS AGREEMENT?

There is no monthly charge for this agreement.

IS THIS AGREEMENT SUBJECT TO THE SUICIDE AND INCONTESTABLE PROVISIONS IN THE POLICY?

Yes. Those provisions apply to this agreement. The suicide and contestable periods for the coverage will be measured from the effective date of the exchange and not from the policy date. If the new insured, whether sane or insane, dies by suicide, within two years from the effective date of the exchange, our liability for the coverage will be limited to an amount equal to the premiums paid for the policy after the effective date of the exchange. After the coverage has been in force during the new insured's lifetime for two years from the effective date of the exchange, we cannot contest the coverage on the new insured. The coverage on the new insured will show the date from which the suicide and contestable periods will be measured.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on the date:

     (1)  this policy is surrendered or terminated; or

     (2)  we receive your request to cancel this agreement; or

     (3)  of the insured's death.

This agreement is effective as of the policy date of this policy unless a different effective date is shown on the policy data pages.


/s/ Dennis E. Prohofsky                 /s/ Robert L. Senkler
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Secretary                               President